CONTACT: Acura Pharmaceuticals, Inc.,
Investor Relations, Peter A. Clemens, SVP & CFO 847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. SECURES BRIDGE FUNDING

Palatine, IL, May 24, 2006: Acura Pharmaceuticals, Inc. (OTC.BB-ACUR) today announced it has secured gross proceeds of $800,000 under a term loan agreement (the “Loan”) with Essex Woodlands Health Ventures V, L.P., Care Capital Investments II, L.P., Care Capital Offshore Investments II, L.P., Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P (collectively the “Bridge Lenders”). The Loan matures on September 1, 2006, bears an annual interest rate of 10%, is secured by a lien on all assets of the Company and its subsidiary, and is senior to all other Company debt. The Loan permits the funding of additional cash amounts subject to agreement by the Company and the Bridge Lenders. No assurance can be given, however, that any additional funding will be advanced to the Company under the terms of the Loan.

The Company also announced today that the maturity date for all earlier bridge loans originally due June 1, 2006 has been postponed to September 1, 2006. Including the Loan announced today, the Company has a total of $4.85 million in bridge loans outstanding and due on September 1, 2006.

The Company will utilize the net proceeds from the Loan to continue funding product development and licensing activities relating to OxyADF™ tablets and other product candidates utilizing its Aversion® Technology.

Cash Reserves Update

The Company estimates that its current cash reserves, including the net proceeds from the Loan, will fund product development and licensing activities through June, 2006. To continue operating thereafter, the Company must raise additional financing or enter into appropriate collaboration agreements with third parties providing for cash payments to the Company. No assurance can be given that the Company will be successful in obtaining any such financing or in securing collaborative agreements with third parties on acceptable terms, if at all, or if secured, that such financing or collaborative agreements will provide for payments to the Company sufficient to continue funding operations. In the absence of such financing or third-party collaborative agreements, the Company will be required to scale back or terminate operations and/or seek protection under applicable bankruptcy laws.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc., together with its subsidiary, is a specialty pharmaceutical company engaged in research, development and manufacture of innovative abuse deterrent, abuse resistant and tamper resistant formulations ("Aversion® Technology") intended for use in orally administered opioid-containing pharmaceutical products.

Forward Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. The most significant of such risks and uncertainties include, but are not limited to, the Company’s ability to secure additional financing to fund continued product development and operations, the Company’s ability to enter into contractual arrangements with qualified pharmaceutical partners to license, develop and commercialize the Company’s technology and product candidates, the Company’s ability to avoid infringement of patents, trademarks and other proprietary rights or trade secrets of third parties and the challenges inherent in new product development, including obtaining regulatory approvals. You are encouraged to review other important risk factors relating to the Company on our web site at www.acurapharm.com under the link, “Company Risk Factors” and detailed in Company filings with the Securities and Exchange Commission. The Company is at development stage and may never have any products or technologies that generate revenue. Acura Pharmaceuticals, Inc. assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. All Acura Pharmaceuticals, Inc. press releases may be reviewed at www.acurapharm.com.